SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 25, 2004
(Date of earliest event reported)

TERAYON COMMUNICATION SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-24647	77-0328533

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

4988 Great America Parkway, Santa Clara, CA 95054
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 235-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Cost Associated with Exit or Disposal Activities.
SIGNATURES

Item 2.05 Cost Associated with Exit or Disposal Activities.

     On October 28, 2004, Terayon Communication Systems, Inc. (the “Company”) announced its intention to cease investment in future development of its cable modem termination system (CMTS) product line, beginning in November 2004. The board of directors of the Company made its decision to cease investment in the CMTS product line as a result of several quarters of disappointing CMTS sales performance, a reassessment of the Company’s business strategies in the CMTS market, and a consideration of various industry and market factors, including increased competition in the CMTS market. In connection with the decision to cease investment in the CMTS product line, the Company intends to explore various options to leverage its existing assets and technologies related to the CMTS product line, including possible sale of the CMTS product line.

     The Company anticipates incurring certain charges associated with its decision to cease investment in the CMTS product line, including cash payments of approximately $3.2 million to $3.6 million related to severance costs to be incurred in the fourth quarter of 2004. The range of severance charges the Company expects to incur in connection with this matter is subject to a number of assumptions and actual results may differ, perhaps materially. The Company may also incur other material charges not currently contemplated due to events occurring as a result of, or associated with, its decision to cease investment in the CMTS product line. However, as of the date of this Current Report on Form 8-K, the Company is unable in good faith to make a more precise determination or estimate of the amount or range of amounts of costs expected to be incurred in connection with its decision to cease investment in the CMTS product line in total or for each major type of cost associated therewith, or of the amount of such costs that will result in additional future cash expenditures. Further, information contained in this Current Report represents the Company’s current intentions, plans, expectations and beliefs with respect to its CMTS product line, each of which are subject to risks, uncertainties and other factors, including the Company’s success in transitioning from the CMTS product line to focus on its Digital Video Solutions and Subscriber product lines and managing the support needs of the Company’s customers that have previously deployed its CMTS products.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Terayon Communication Systems, Inc.
By:	/s/ Jerry Chase
Jerry Chase
Chief Executive Officer

Date: October 29, 2004